Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Employment Agreement” or “Agreement”) is entered into as of this __ day of August 2008, between Priviam, Inc., a New Jersey corporation (the “Company”), and Daniel Urrea (the “Employee”).

RECITALS:

WHEREAS, the Company desires to employ Employee in the position of Chief Financial Officer; and

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

1.           Employment.  As of the Effective Date, the Company hereby agrees to employ Employee, and Employee accepts such employment and agrees to perform her duties and responsibilities under this Agreement, in accordance with the following terms and conditions.

1.1.           Duties and Responsibilities.

(a)           Beginning on the Effective Date, and thereafter until this Employment Agreement or Employee’s employment terminates, Employee shall be employed by the Company as its Chief Financial Officer.  In such capacity, Employee shall have such powers and duties reasonably related to and consistent with such position and the terms of this Agreement as may be assigned to him by the Board of Directors of the Company.   The duties and responsibilities of Employee set forth in this Agreement shall not be substantially changed without the mutual agreement of the parties.

(b)           Employee represents to the Company that he is not subject to or a party to any employment agreement, non-competition covenant, understanding or restriction which would prohibit Employee from executing this Agreement and performing fully his duties and responsibilities hereunder.

(c)           Company hereby acknowledges and permits that during the term of this Agreement Employee may serve as an officer and/or director of another company or companies, provided that such company or companies are not in direct or indirect competition with the Company's business. Such company or companies shall include, but not be limited to, Nexicon, Inc. a Nevada corporation.  Company further acknowledges that Nexicon, Inc. is not considered to be in direct or indirect competition with the Company.  Notwithstanding the foregoing, Employee represents to the Company that such duties shall not interfere with the attention and skills to the business and affairs of the Company and its subsidiaries.

1.2.           Salary.  For all of the services rendered by Employee hereunder, Employee’s annual base salary shall be Sixty Thousand Dollars ($60,000), payable in accordance with the Company's ordinary payroll practices (but in any event no less often than monthly).  Employee hereby agrees that such base salary shall commence upon such time as the Company raises an amount of capital, in equity or debt, of not less than Five Hundred Thousand Dollars ($500,000) in gross proceeds or until such earlier time as the Company has obtained appropriate funds to cover the cost of the base salary through other means which shall include but not be limited to licensing fees.  Company hereby agrees that upon completion of the Capital Raise that it shall pay to Employee in one lump sum any amounts owed under the accruals.   Such base salary shall not be reduced during the term of this Agreement without the express written consent of Employee.   The Company agrees that Employee’s base salary and performance will thereafter be reviewed at least annually by the Company to determine if an increase in compensation is appropriate, which increase shall be in the sole discretion of the Board of Directors of the Company.

1.3.           Common Stock Grant.  Upon execution of this Agreement, the Company shall issue to Employee an amount of Four Million (4,000,000) shares of its common stock par value $.0001.

1.4.           Benefits.  During the term of employment Employee shall be provided such benefits and be permitted to participate in all fringe benefit plans made available to employees of the Company generally and to executives of the Company which, from time to time at the Company’s discretion may be provided.

1.5            Perquisites.   Employee shall be entitled to continue to receive perquisites and fringe benefits pertaining to the office of the Executive Chairman of the Company in accordance with present practice and appropriate to the industry.

1.6            Bonuses . Employee shall be eligible for annual discretionary bonuses in an amount and on such terms as may be approved by the Board of Directors of the Company and shall be eligible to participate in any bonus plan approved by the Board of Directors for executives of the Company with the nature and extent of such participation to be determined by the Board of Directors in its discretion.

2.           Expenses.  The Company shall reimburse Employee on a timely basis for all ordinary and necessary business expenses incurred in the discharge of his duties and responsibilities under this Agreement, in line with Company policy and in accordance with the Company’s expense approval procedures then in effect upon presentation to the Company of an itemized account and appropriate written proof of such expenses.

3.           Term and Termination.

3.1.           Generally.  This Agreement shall commence on the Effective Date and continue for a period of three (3) years.  The term of this Agreement will automatically renew for successive one (1) year terms, unless written notice is given by either party that such party desires to terminate the Agreement.   Notwithstanding the foregoing, this Agreement may be terminated at any time (i) immediately by the Company for Cause pursuant to Section 3.2; or (ii) by the Company without Cause subject to Section 3.3.

3.2.           Termination by Company for Cause.  The term Cause shall mean (i) Employee’s material breach of this Agreement or failure or refusal to render services to the Company in accordance with Employee’s obligations under this Agreement, provided that if Employee’s breach, failure or refusal is capable of remedy, a written notice within three (3) months of such breach, failure or refusal and opportunity to cure shall be afforded Employee and, in such event, Cause shall exist if Employee fails to cure such breach, failure or refusal within a reasonable period of time not to exceed thirty (30) business days or if such breach, failure or refusal is timely cured, Employee repeats such breach, failure or refusal; (ii)  negligence in the performance of Employee’s duties which results in or could reasonably be expected to injure the Company in any material respect, (iii) excessive absenteeism, willful misconduct or repeated insubordination or failure to perform duties reasonably requested of him by the Board of Directors of the Company, (iv) the commission by Employee of an act of fraud or embezzlement against the Company or the commission by Employee of any other bad faith action which can be reasonably anticipated to injure the Company;  (v) an act of moral turpitude by Employee; or (vi) Employee’s having been convicted of , or pleading  nolo contendere to, a felony (other than traffic offenses which do not bring Employee or the Company into disgrace or disrepute).  For purposes of this Section 3.2, the term “Company” shall include the Company and its subsidiaries and affiliates.  Employee acknowledges that the events described in Sections 3.2(ii) through (vi) shall be deemed incapable of remedy.

3.3           Severance.

(a)           In addition to any accrued but unpaid base salary and bonus earned through the date of termination of employment, which shall be payable to Employee regardless of the reasons for such termination, if Employee’s employment under this Agreement is terminated by the Company for other than Cause, then Employee shall be entitled to receive his salary until the scheduled expiration of this Agreement; provided, however, that during such time Employee shall seek other employment (the "Severance Benefit").

(b)          Notwithstanding anything in this Agreement to the contrary, Employee shall not be entitled to any of the Severance Benefit described herein if (i) in the event of a Change of Control (A) Employee is offered Comparable Employment by a Successor Company (as defined below); or (B) Employee accepts employment with a Successor Company (other than transition services that may be requested of Employee by the Successor Company), regardless of whether that employment constitutes Comparable Employment or (ii) if Employee accepts employment with another company on comparable terms following termination for other than Cause.  The term “Successor Company” means, upon a Change of Control, a successor to the Company as a result of the acquisition of securities, a merger, liquidation, reorganization, consolidation or sale of assets of the Company, or otherwise a successor to the Company as a result of the Change of Control.  Severance benefits shall be payable only upon Employee’s termination of employment with the Company as provided herein.  In no event shall the Company have any liability for severance with respect to Employee’s termination of employment with a Successor Company. For purposes of this Agreement, "Comparable Employment" shall mean an offer to continue this Agreement for the remaining term, or an offer for a new contract incorporating substantially all of the terms of this Agreement as they would apply as of the date of the closing of a transaction which constitutes a Change of Control, including, at least, Employee’s then current base salary, formula bonus, perquisites and benefits.

(c)           The Company shall have the option of paying any payment under this Section 3.3 either in accordance with the Company's then-current payroll practices or in a lump sum.  If the Company elects to pay in accordance with the Company's then-current payroll practice, the Company will continue to pay its share of the Employee's group health coverage for the period during which payments are made, consistent with the terms of the applicable group health coverage plan(s). If the Company elects to make a lump sum payment, Employee will be responsible for the costs associated with any continuation of group health coverage, including COBRA.  In the event of Employee's death, payment under this Section shall be made by lump sum.

3.4.           Definition of Change of Control.  A “Change of Control” with respect to the Company shall be deemed to have occurred at the time of the earliest to occur of the following:

(a)            any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the share owners of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly (through a plan of reorganization or otherwise), of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b)           the share owners of the Company approve (or, if share owner approval is not required, the consummation of) a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined in (a) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(c)            the share owners of the Company approve (or, if share owner approval is not required, the consummation of) a plan of liquidation of the Company or a sale or disposition by the Company of all or substantially all of the Company’s assets; or

(d)            the Company lists its shares on any publicly listed exchange.

4.           Covenant Not to Compete.

(a)           In consideration of the payments to Employee described in Section 4(e) below, in the event this Agreement is terminated (for reasons other than the expiration of its term) the Employee agrees, for a period of 18 months (the “Restricted Period”) not to, without the prior written consent of the Board of Directors of the Company, for whatever reason, own, manage, control, operate, invest or acquire an interest in, become employed by, interested in, associated with, or otherwise engaged in, or act on behalf of any trade or business that is in “Competition” (as defined below) with the business conducted by the Company in the United States.

(b)           The trades, businesses or activities that are or would be in “Competition” with the business of the Company include, but are not limited to: (1) the direct or indirect ownership of or other participation in the design, manufacture, sale or distribution of mobile security USB devices; (2) employment or other engagement in a management or consulting position that includes responsibility for oversight of the design, manufacture, sale or distribution of mobile security USB devices.

(c)           Nothing in the preceding Sections 4(a) or (b) shall be construed to preclude Employee from being employed by a competitor of the Company in a position not involving any direct or indirect services by Employee by, for or on behalf of any division, unit or enterprise which is engaged in competitive activities with the business of the Company.  Without limiting the generality of the foregoing, for the avoidance of doubt, the Parties agree that Sections 4(a), (b) and (c) preclude Employee, during the Restricted Period, from participating in the design, production, sale, licensing or distribution of products or product distribution systems that are competitive with the business of the Company.

(d)           It is specifically agreed and understood that because of the nature of the business, the duration and geographic scope of the covenants set forth in this Section 4 (the “Restrictive Covenants”) are reasonable.  However, in furtherance of the provisions of this Section 4 and subsections hereunder, the Parties agree that in the event a court should decline to enforce all of the Restrictive Covenants, or any part thereof, the other Restrictive Covenants and the remainder of any of the Restrictive Covenants so impaired shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court determines that any of the Restrictive Covenants or any parts thereof are unenforceable because of the duration or scope thereof, such court shall have the power to reduce the duration or scope, as the case may be and such Restrictive Covenants shall then be enforceable in their reduced form.

5.           Nonsolicitation.

(a)           During the Restricted Period, Employee will not, directly or indirectly (i) employ or retain, or arrange to have any other person or entity recruit, solicit, employ or retain, any person who was employed or retained by the Company as an employee, consultant or agent at any time during Employee’s employment with the Company; or (ii) influence or attempt to influence any such person to terminate or modify his/her employment arrangement or other relationship with the Company.

(b)           During the Restricted Period, Employee will not advertise or otherwise promote any business (or any corporation, firm or enterprise carrying on business) in Competition with the Company.

(c)           During the Restricted Period, Employee will not, directly or indirectly, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company.

6.           Confidentiality.

(a)           Employee recognizes that as an employee of the Company, he will occupy a position of trust with respect to “Confidential Information.”  The “Confidential Information” protected by this Section 6 and subsections hereunder means all business information of any nature or in any form not generally known (at the time concerned) to persons engaged in business similar to the business conducted or contemplated by the Company (other that by the act or acts of a person not authorized by the Company to disclose such information) and which relates to any aspect of the present or past business of the Company, its affiliates or any of their predecessors or any of their future plans and strategies.  Confidential information includes, but is not limited to policies, processes, products, reports, analyses, memoranda, component lists, developments, projects, distribution systems, work processes, known-how and other facts relating to sales, advertising, promotions, financial matters, pricing policies and price lists, customers, customer lists, potential purchasers and sellers, customer’s purchases or requirements, information systems, corporate policies and other trade secrets.   The Company acknowledges and agrees that prior to the Effective Date and during the term of this Agreement, Employee will establish business contacts and relationships with customers, purchasers, sellers or potential customers, purchasers or sellers (collectively, "Employee Contacts").  Nothing in this Section 6 shall be deemed to restrict Employee's ability to utilize Employee's Contacts subsequent to the termination of this Agreement in a manner that does not violate the provisions of Section 4 or Section 5 of this Agreement.

(b)           While Employee is employed by the Company and at all times following the termination of his employment, the Employee will keep all Confidential Information in strictest confidence.   Furthermore, without the prior written consent of the Company, unless otherwise required in the performance of his duties hereunder or ordered by any court of law, Employee will not divulge Confidential Information to any third party or use it for the benefit of himself or any third party or for any purpose other than the exclusive benefit of the Company or its affiliates.

(c)           Upon the termination of Employee’s employment for any reason, Employee, at the expense of the Company, will promptly return all Confidential Information to the Company.  The material to be returned includes, but is not limited to any and all copies of the records, materials, memoranda and other data constituting or pertaining to the Confidential Information that were prepared by the Company, Employee or any other person.

(d)           Employee agrees that following any termination or cessation of his employment by the Company, Employee shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the Company of its management or about any product or service provided by the Company, or about the Company’s prospects for the future (including any such comments or information with respect to affiliates of the Company) provided, however, that nothing in this Section 6 and subsections thereunder shall be construed to limit Employee’s ability to enforce his rights under this Agreement or to contest  any claim made against Employee under this Agreement.  The Company and/or any of its subsidiaries and affiliates may seek the assistance, cooperation or testimony of Employee following any such termination in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of Employee and related to Employee’s position as an officer or employee of the Company, and in such instance, Employee shall provide such assistance, cooperation or testimony, and the Company shall pay the Employee’s reasonable costs in connection therewith.

7.           Consent to Insurance Procedures.  Employee agrees that the Company may apply for and take out in its own name and at its own expense such “key person” life insurance upon Employee as the Company may deem necessary or advisable to protect its purpose, provided Employee is given sufficient notice, and to reasonably assist and reasonably cooperate with the Company in procuring such insurance.  Employee agrees that he shall have no right, title or interest in and to such insurance; provided, in the event the Company no longer desires to maintain an insurance policy insuring the life of Employee, the Company shall give Employee a minimum of 60 days written notice prior to the lapse of such policy.  Subject to Employee’s assuming the premium charges associated with the policy, the Company shall cause such policy to be transferred to Employee if it shall have received notification from Employee within 15 days prior to the lapse of such policy that Employee desires to have the policy so transferred.  Company agrees to at all times have sufficient Directors and Officers Liability Insurance.

8.           Survival.  Notwithstanding the termination or expiration of this Agreement pursuant to Section 3 or otherwise, the Company’s obligations under Sections 3, 4, 5, 6 and 7  hereof shall remain in full force and effect for the periods therein provided.

9.           Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

10.         Notices.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered, mailed by registered or certified mail (three days after deposited), faxed (with confirmation received) or sent by a nationally recognized courier service, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Board of Directors
Priviam, Inc.
19200 Von Karman Ave., Ste. 500
Irvine, CA 92612

If to Employee, to:

Daniel Urrea
400 Gold Ave. SW, Ste. 1000
Albuquerque, NM 87102

or to such other names and addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

11.         Contents of Agreement.

                                11.1.        This Agreement supersedes all prior employment agreements between the Company and Employee excluding bonus compensation plans previously approved by the Board of Directors of the Company or an authorized committee thereof, and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof.  This Agreement may not be changed, modified, extended or terminated except upon written amendment executed by Employee and the Company.

11.2.         Employee acknowledges that from time to time the Company or its affiliates may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures.  Such manuals, handbooks and statements are intended only for general guidance.  No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook, as the same may exist from time to time, or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to Employee or to impose any such obligations on Employee in conflict with or in any manner inconsistent with the provisions of this Agreement.

11.3.         All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Employee, and the Company may not transfer or convey its rights hereunder to any third party other than an affiliate of the Company without the prior express written consent of Employee except as provided herein, which consent shall not be unreasonably withheld.

11.4.        The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party.  The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement or any portion of this Agreement.

12.         Severability. If any provision of this Agreement or application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

13.         Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Employee’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute.  If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall be finally resolved by expedited binding arbitration, conducted in Los Angeles, California, in accordance with the National Rules of the American Arbitration Association governing employment disputes.  Nothing is this Section 13 shall be deemed to limit, compromise or affect the Company’s right to seek and/or obtain appropriate injunctive and/or other equitable relief from a court of competent jurisdiction.

14.         Remedies Cumulative; No Waiver.  No remedy conferred upon the Company or Employee by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.  Except as specifically provided in this Agreement, no delay or omission by the Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion.

15.         Power and Authority.  The Company represents that it has the power and authority to enter into this Agreement.

16.         Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from all payments under this Agreement all federal, state and local taxes that the Company is required to withhold pursuant to any law or governmental rule or regulation.

17.         Miscellaneous.  All section headings are for convenience only.  This Agreement may be executed in several counterparts, each of which is an original.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Employment Agreement as of the date set forth above.

PRIVIAM, INC.

By:/s/ Louis Jack Mussetti
     Louis Jack Musetti, President & CEO

EMPLOYEE

By:/s/ Daniel Urrea
      Daniel Urrea